Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDEMNT TO EMPLOYMENT AGREEMENT (the “Amendment”), effective as of November 6, 2013, is entered into by CEVA, Inc. (the “Parent”), CEVA D.S.P. Ltd. (the “Company”) and Yaniv Arieli, the Chief Financial Officer of the Parent and the Company (the “Employee”).

In consideration of the mutual covenants and promises contained in this Amendment, including the potential non-competition benefits for the Parent and the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Amendment, the parties agree as follows:

1. Current Agreement. The Company and Employee entered into an employment agreement, effective as of August 1, 2005 (the “Agreement”).

2. Change in Control. Notwithstanding any provision to the contrary in the Agreement, in the event that Employee’s at-will employment relationship is terminated by the Employee for Good Reason (as defined below) or by the Company, or any acquiring or succeeding corporation of the Company or the Parent, without Cause (as defined below) within 12 months after a Change in Control (as defined below), the Company shall pay to the Employee an amount equal to the compensation to which the Employee would otherwise have been entitled had the Employee remained employed by the Company for two years after such termination (based on the Employee’s salary as in effect on the date of termination), (ii) the Company shall continue to provide to the Employee medical and pension benefits for two years after such termination and any other benefits as the Company is required to do so by the laws of the jurisdiction in which the Employee is employed (to the extent such benefits can be provided to non-employees, or to the extent such benefits cannot be provided to non-employees, then the cash equivalent thereof), and (iii) the vesting of any equity awards granted to the Employee by the Parent shall accelerate in full. The payment to the Employee of the amounts payable hereunder shall (i) be contingent upon the execution by the Employee of a release in a form reasonably acceptable to the Company, and (ii) constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment in the circumstances set forth herein.

3. Definition of Cause. For purposes of this Amendment, “Cause” shall mean (a) a good faith finding by the Board of Directors of the Parent that the Employee has failed to perform his reasonably assigned duties for the Company or the Parent and has failed to remedy such failure within 15 days following written notice from the Company to the Employee notifying him of such failure; (b) the Employee has willfully engaged in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company and/or the Parent; (c) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere (or any analogous proceeding) by the Employee to, any crime involving moral turpitude or any felony; (d) the Employee is adjudicated bankrupt or makes any arrangement or composition with the Employee’s creditors; or (e) the Employee becomes of unsound mind or is committed as patient for the purposes of any legislation relating to mental health

4. Definition of Change in Control. For purposes of this Amendment, “Change in Control” shall mean the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Parent, a transaction involving the sale of the voting stock of the Parent or a sale or other disposition of all or substantially all of the assets of the Parent in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the common stock of the Parent immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such Business Combination in substantially the same proportions as their ownership of the common stock of the Parent immediately prior to such Business Combination.

5. Definition of Good Reason. For purposes of this Amendment, “Good Reason” shall mean the occurrence, without the Employee’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected and the Employee has been reasonably compensated for any losses or damages resulting therefrom (provided that such right of correction by the Company shall only apply to the first notice of termination for Good Reason given by the Employee) within 15 days following written notice from the Employee to the Company notifying the Company of such event.

(a) The assignment to the Employee of duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority or responsibilities, or any other action or omission by the Company or the Parent which results in a material diminution in such position, authority or responsibilities.

(b) A reduction in the Employee’s annual base salary as set forth in Section 1.a of the Agreement or as may be increased from time to time in accordance with Section 1.a of the Agreement, except for a comparable reduction in salary affecting all similarly situated employees.

(c) The failure by the Company to (i) continue in effect any material compensation or benefit plan or program (including without limitation any life insurance, medical, health and accident or disability plan and any vacation or automobile program or policy) (a “Benefit Plan”) in which the Employee participates or which is applicable to the Employee, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such Benefit Plan, (ii) continue the Employee’s participation therein (or in such substitute or alternative Benefit Plan), or in any equity plan of the Company or the Parent, on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, than the basis existing on the date hereof or as may be agreed from time to time by the Company and the Employee or (iii) award cash bonuses to the Employee in amounts and in a manner substantially consistent with awards to other members of the senior management team in light of the Employee’s title and responsibilities.

(d) A change by the Company in the location at which the Employee performs his principal duties for the Company to a new location that is both (i) outside a radius of 60 kilometers from the Employee’s principal residence and (ii) more than 35 kilometers from the location at which the Employee performs his principal duties for the Company.

(e) Any material breach by the Company of this Agreement.

For purposes of this Amendment and the Agreement, the Employee’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

6. Full Force and Effect. All other terms of the Agreement shall remain in full force and effect.

7. Entire Agreement. This Amendment and the Agreement constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter set forth herein and in the Agreement, except for those agreements expressly referenced in the Agreement.

8. Amendment. This Amendment may be amended or modified only by a written instrument executed by both the Company and the Employee.

9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CEVA, Inc.

By:	/s/ Gideon Wertheizer
Gideon Wertheizer
Chief Executive Officer

CEVA D.S.P. Ltd.

By:	/s/ Gideon Wertheizer
Gideon Wertheizer
Chief Executive Officer

EMPLOYEE

/s/ Yavie Arieli
Yaniv Arieli